Exhibit 3.87

CERTIFICATE OF FORMATION

OF

COLLINGTON LOGISTICS LLC

1.	The name of the limited liability company is Collington Logistics LLC.

2.	The registered office of the Company in Delaware shall be c/o Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The registered agent for service of process on the Company in the State of Delaware shall be Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Collington Logistics LLC this 10th day of May, 2000.

COLLINGTON LOGISTICS LLC

By:	/s/ William C. Hamlin
Name: William C. Hamlin
Title: Senior Vice President

CERTIFICATE OF AMENDMENT

Pursuant to Section 18 - 202 of the

Limited Liability Company Act

1. The name of the limited liability company is Collington Logistics LLC.

2. The Certificate of Formation is hereby amended to change the name of the limited liability company to Collington Services LLC.

3. Accordingly, Article 1, of the Certificate of Formation shall, as amended, read as follows:

“1. The name of the limited liability company is Collington Services LLC.

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Amendment this

18th day of May, 2000.

Collington Logistics LLC

By:	/s/ Gregory K. Raven
Name:	Gregory K. Raven
Title:	Authorized Person